EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


                                   Jurisdiction of     Other Names Under Which
Name                                 Organization         Business Conducted
----                               ---------------     -----------------------

Robbins Hardwood Flooring, Inc.    Delaware

BHFL Corp.                         Delaware

BHFG Corp.                         Delaware

Bruce Hardwood Flooring, L.P.      Texas               "Bruce Hardwood Floors"
                                                        "Premier Wood Floors"

Hartco Flooring Company            Tennessee

HFCG Corp.                         Delaware

HFCL Corp.                         Delaware

Hartco Hardwood Flooring, L.P.     Delaware          "Hartco Flooring Company"

DTM Corp.                          Delaware